Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Reports First Quarter Results

St. Paul, Minn. – April 16, 2008 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended March 29, 2008.

First Quarter Results

The Company reported net sales of $1.011 billion in the first quarter of 2008, an increase of 14% compared to the $887 million in the first quarter of 2007. Favorable foreign currency translation comparisons increased first quarter sales by approximately $45 million.

Reported net earnings for the first quarter of 2008 were $185 million, or $0.53 per diluted share. This compares to reported net earnings for the first quarter of 2007 of $146 million, or $0.41 per diluted share. In accordance with GAAP, reported net earnings for the first quarter of 2008 do not include any benefit from the federal research and development tax credit, which has yet to be extended for 2008. Including the benefit of this adjustment, which we continue to expect will be approved later this year, adjusted net earnings for the first quarter of 2008 were $191 million, or $0.54 per diluted share. A further reconciliation of the Company’s non-GAAP adjusted diluted earnings per share to the Company’s GAAP diluted earnings per share is provided in the schedule below.

Commenting on the first quarter results and overall program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our first quarter results reflect solid results and confirm that our growth program is on track. Our ICD business in particular grew strongly this quarter. As a result, we are raising our earnings per share guidance for 2008.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $632 million for the first quarter of 2008, a 15% increase compared to the first quarter of 2007.

Of that total, ICD product sales were $361 million in the first quarter, a 20% increase compared to the first quarter of 2007.

First quarter pacemaker sales were $271 million, an increase of 10% from the comparable quarter of 2007.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $119 million, a 28% increase over the first quarter of 2007.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $52 million in the first quarter of 2008, up 8% from the comparable quarter of 2007.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $208 million for the first quarter of 2008, a 6% increase over the first quarter of 2007.

Sales of vascular closure products in the first quarter of 2008 were $90 million, consistent with the first quarter of 2007.

Total heart valve product sales for the first quarter of 2008 were $78 million, an 8% increase over the first quarter of 2007.

Second Quarter and Full Year 2008 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full-year by product division.

The Company expects its consolidated earnings for the second quarter of 2008 to be in the range of $0.54 to $0.56 per diluted share and is raising its guidance for the full-year 2008 to the range of $2.15 to $2.20. This guidance assumes that the federal research and development tax credit is approved and the benefit is recognized during 2008. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter earnings call can be heard live today beginning at 8:00 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1787657

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 27, 2008 (see Item 1A on pages 13-20, and page 20 of Exhibit 13 to the Company’s Form 10-K). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 29, 2008		March 31, 2007
Net sales	$1,010,738		$886,978
Cost of sales	260,487		238,977
Gross profit	750,251		648,001

Selling, general & administrative expense	367,116		328,340
Research & development expense	123,635		115,958
Operating profit	259,500		203,703
Other income (expense), net	2,601		(5,168)
Earnings before income taxes	262,101		198,535
Income tax expense	77,320		52,810
Net earnings	$184,781		$145,725

Adjusted net earnings (Non-GAAP)	$190,547	(1)

Diluted net earnings per share	$0.53		$0.41
Adjusted diluted net earnings per share (Non-GAAP)	$0.54	(1)

Weighted average shares outstanding– diluted	351,955		359,276

(1)

Adjusted first quarter 2008 net earnings and adjusted diluted net earnings per share includes $5,766 of income tax benefit, or $0.01 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2008.

Condensed Consolidated Balance Sheets (in thousands) (Unaudited)

	March 29, 2008		December 29, 2007
Cash and cash equivalents	$558,268		$389,094
Accounts receivable, net	1,096,312		1,023,952
Inventories	483,805		457,734
Other current assets	256,419		257,403
Property, plant & equipment, net	819,459		776,795
Goodwill	1,672,732		1,657,313
Other intangible assets, net	492,507		498,700
Other assets	265,874		268,413
Total assets	$5,645,376		$5,329,404

Current portion of long-term debt	$1,205,498		$1,205,498
Other current liabilities	631,511		643,731
Long-term debt	210,348		182,493
Deferred income taxes, net	116,109		107,011
Long-term other liabilities	261,029		262,661
Total equity	3,220,881		2,928,010
Total liabilities & equity	$5,645,376		$5,329,404

2008 Earnings Guidance Reconciliation

	Second Quarter 2008		Full Year 2008
Estimated 2008 diluted net earnings per share	$ 0.52 – $ 0.54		$ 2.08 – $ 2.13
Estimated 2008 adjusted diluted net earnings per share (Non-GAAP)	$ 0.54 – $ 0.56	(2)	$ 2.15 – $ 2.20	(2)

(2)

The federal research and development tax credit has not yet been extended for 2008. The Company’s above estimated 2008 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be approved during 2008 retroactive to the beginning of the year.